EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of March 19, 2008, by and between Purple Beverage Company, Inc., a Nevada corporation (the “Company”), and Michael W. Wallace (“Employee”). The parties hereto agree as follows:

1. Employment and Duties. The Company shall employ Employee in the position of Executive Vice President and Chief Financial Officer (or such other position of similar rank as may be assigned to him by the Company’s Board of Directors). Employee shall report directly to the Chief Executive Officer and shall perform all duties and obligations typically performed by a person in such position, including, without limitation, those certain duties and obligations stated on Exhibit A hereto (or such other duties assigned to Employee from time to time by the Chief Executive Officer). Employee shall devote his full business time, attention, and energies exclusively to the business and interests of the Company and to the performance of his duties and obligations under this Agreement.

2. Term of Agreement. Subject to the provisions of Section 4, Employee and the Company retain the right to terminate this Agreement at any time, for any reason or no reason, and with or without Cause (as defined in Section 4.1.1), and with or without notice. Nothing in this Agreement shall be deemed to alter the at-will nature of Employee’s employment with the Company, and the at-will nature of Employee’s employment shall not otherwise be modified except in a writing in accordance with Section 9 hereof. Notwithstanding the foregoing, the provisions of Sections 5, 6 and 10 of the Agreement shall survive, and continue in full force and effect, after any termination or expiration of this Agreement, irrespective of the reason for the termination or any claim that the termination was wrongful or illegal.

3. Compensation and Other Benefits. The Company shall provide the following compensation and other benefits to Employee in consideration of Employee’s performance of all of his obligations under this Agreement:

3.1 Base Salary. Subject to the provisions of Section 4, the Company shall pay to Employee a pro-rated annual base salary (the “Base Salary”) of no less than $250,000, $275,000 and $300,000 for the periods ending September 30, 2008, 2009, and 2010, respectively, less applicable withholdings. The Base Salary may be in excess of the above amounts at the sole discretion of the Board of Directors. The Base Salary shall be payable in accordance with the Company’s ordinary payroll practices in effect during the period of Employee’s employment with the Company.

3.2 Incentive Compensation. For the fiscal year ending September 30, 2008 of Employee’s employment with the Company, Employee shall be guaranteed to earn a bonus (“Incentive Compensation”) of no less than $75,000 or such greater amount as determined in the sole discretion of the Board of Directors, pro-rated in accordance with the Employee’s actual duration of employment during such fiscal year. Additionally, for the fiscal year ending September 30, 2009, of Employee’s employment with the Company, Employee shall be guaranteed to earn Incentive Compensation of no less than $100,000 or such greater amount as determined in the sole discretion of the Board of Directors. Incentive Compensation shall be paid to Employee on the first applicable payroll date subsequent to the fiscal year (September 30th) the Incentive Compensation was earned. Incentive Compensation will not be considered earned for a particular fiscal year unless Employee is employed with the Company on October 1 immediately following the close of that fiscal year ending September 30, except as specifically provided pursuant to Section 4.1.2. Furthermore, Employee acknowledges and agrees that if his employment with the Company is terminated pursuant to Sections 4.1.1, 4.1.2, 4.2 or 4.3 below before the Incentive Compensation is considered earned, Employee shall not be eligible for payment of Incentive Compensation for the fiscal year in which the termination is effective. Any provision to the contrary notwithstanding, the Company will make all payments under this arrangement not later than 2 months after the end of the fiscal year in which the payments are no longer subject to a substantial risk of forfeiture; provided that if calculation of the payment amount is not administratively practicable due to events beyond the employee’s control or if the Company has insufficient funds so that such payment would jeopardize the solvency of the Company, the payment may be delayed until the first calendar year in which the payment is administratively practicable and the funds of the Company are sufficient.

3.3 Stock Option Plan. Employee shall be eligible to participate in any stock option plan that, after the date subsequent to the date of this Agreement, may be adopted by the Company and approved by the Company’s Board of Directors in its sole and absolute discretion (a “Stock Option Plan”). As of the effective date of this Agreement, Employee shall be granted (outside of any current stock option plan of the Company), subject to compliance with all state and federal securities laws, nonqualified stock options to purchase 1,663,826 shares of common stock pursuant to a vesting schedule. The form of grant and vesting schedule is attached hereto as Exhibit B. Future grants will be authorized as determined by the Company’s Board of Directors in its sole and absolute discretion.

3.4 Fringe Benefits. As additional compensation under this Agreement, Employee shall be entitled to receive the following benefits (the “Fringe Benefits”):

3.4.1 Employee Benefit Plans. The Company shall allow Employee to participate in such group medical, health, pension, welfare, and insurance plans (the “Employee Benefit Plans”) maintained by the Company from time to time for the general benefit of its employees of similar rank, as such Employee Benefit Plans may be modified from time to time in the Company’s sole and absolute discretion. The Company shall provide group medical and dental insurance for Employee and his family at the Company’s expense.

3.4.2 Other Benefits. The Company shall provide Employee with an auto allowance in the amount of $1,000 per month. The Company shall provide Employee with all other benefits and perquisites as are made generally available to the Company’s employees of similar rank under the Company’s Employee Handbook, as such Employee Handbook may be modified from time to time in the Company’s sole and absolute discretion.

3.4.3 Reimbursement of Business Expenses. The Company shall reimburse Employee for all reasonable travel, entertainment, professional license fees, professional organization dues, continuing education costs and other expenses incurred by Employee in connection with the performance of his duties under this Agreement, upon submission by Employee to Company of reasonable documentation pertaining to such expenses. The Employee agrees to provide to the Company such information as may be reasonably necessary to substantiate any reimbursement or payment of the fees, costs and expenses described in this subsection at such time as is consistent with Company policy but in no event later than 30 days following the close of the calendar year in which such fee, cost or expense is incurred. Upon receipt of such substantiation, the Company shall pay or reimburse the fees, costs and expenses described in this subsection promptly in accordance with Company policy but in no event later than 2 ½ months following the close of the calendar year in which such fee, cost or expense was incurred by the Employee. The amount of expenses eligible for reimbursement in a calendar year will not affect the amount eligible for reimbursement in another calendar year.

3.4.4 Vacation. In no event shall Employee accrue vacation time at a rate in excess of four weeks per year; provided, that Employee may not accrue more than six weeks of vacation. Employee will cease accruing vacation once Employee reaches such six-week maximum accrual and will commence accruing vacation again once Employee has taken sufficient vacation to fall below such six-week level.

3.5 Deferred Compensation. Any deferred compensation (within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”)) payable under this Agreement on account of Employee’s separation from service shall not commence prior to six months following such separation if Employee is a specified employee (within the meaning of Section 409A); provided, however, that, in determining whether Employee is a specified employee, any compensation realized on account of the exercise of a stock option or a disqualifying disposition of stock acquired through the exercise of an incentive stock option shall be disregarded.

3.6 Sign-on Bonus. Sign-on Bonus, in the amount of $25,000, shall be paid to Employee on the first applicable payroll date subsequent the date of this Agreement.

4. Termination or Expiration of Agreement.

4.1 Termination at Company’s Election. The Company, with the approval of the Board, may terminate Employee’s employment at any time, for any reason or no reason, with or without Cause (as defined in Section 4.1.1), and with or without notice, subject to the provisions of Sections 4.1.1 and 4.1.2. “Terminate,” as used in this Agreement to determine the date of any payment, shall mean the date of the Employee’s “separation from service,” as defined by Section 409A.

4.1.1 Termination for Cause. If Employee’s employment is terminated for Cause, Employee shall be entitled to receive only the following: (i) payment of Employee’s Base Salary through and including the date of termination; (ii) payment of any earned but unpaid Incentive Compensation for the prior fiscal year pursuant to the terms of Section 3.2; and (iii) reimbursement of business expenses incurred prior to the date of termination in accordance with Section 3.4.3. Except as expressly set forth in this Section 4.1.1, Employee shall not be entitled to receive any Base Salary, Incentive Compensation or Fringe Benefits in the event Employee’s employment is terminated for Cause, except that Employee may continue to participate in the Employee Benefit Plans to the extent permitted by and in accordance with the terms thereof or as otherwise required by law. As used in this Agreement, “Cause” shall be defined as any of the following that has a material adverse effect on the Company: (a) a material breach by Employee of any term of this Agreement; (b) an intentional refusal or failure to follow the lawful and reasonable instructions of the Chief Executive Officer; (c) a willful or habitual neglect of duties; (d) misconduct on the part of Employee that is materially injurious to the Company; (e) any act of fraud or embezzlement in respect of the Company or any of their respective funds, properties or assets; (f) conviction of the Employee of a felony or of a plea of guilty or nolo contendre involving a felony, whether or not involving the Company; (g) willful misconduct or gross negligence by the participant in connection with the performance of the Employee’s duties to the Company or willful violation of Company policies; (h) intentional dishonesty by the Employee in the performance of the Employee’s duties to the Company; (i) any fraud, theft, misappropriation of or embezzlement by the Employee in connection with the performance of the Employee’s duties to the Company; (j) engagement by the Employee in the use of illegal substances or alcohol, which use has impaired the Employee’s ability, as determined by the Board of Directors of the Company, on an ongoing basis, to perform the Employee’s duties to the Company; or (k) breach by the Employee of any terms and conditions set forth in any non-competition, non-solicitation and/or non-disclosure agreement executed by the Employee. A determination of Cause shall be made by the Board of Directors of the Company. With regard to clauses (a) through (c) and (k), Employee may cure such breach within thirty (30) days of Employee’s receipt of written notice from the Company; provided, however, that such cure period shall not be applicable if, in the case of clause (a) or (k), the Board of Directors, in its sole discretion, has determined that such breach is not capable of being fully cured; provided, further, that, upon the second occurrence of a breach of under clauses (a) through (c) or (k), no such cure period need be extended to Employee.

4.1.2 Termination Without Cause. If Employee is terminated by the Company without Cause, Employee shall receive: (i) payment of Employee’s Base Salary through and including the date of termination; (ii) payment of that amount equal to six (6) months of the Employee’s then-current Base Salary; (iii) payment of that amount equal to six (6) months of the Employee’s then-guaranteed Incentive Compensation pursuant to Section 3.2 or, for those fiscal years ending after September 30, 2009, that amount equal to six (6) months of the Incentive Compensation paid in the previous fiscal year; (iv) reimbursement of business expenses incurred prior to the date of termination in accordance with Section 3.4.4; and (v) immediate vesting of all non-vested stock options previously granted to Employee.

4.2 Termination upon Death or Permanent Disability. This Agreement will terminate automatically on Employee’s death or if Employee becomes Permanently Disabled (as defined below). In the event of such termination, Employee, or his beneficiary or estate, shall be entitled to receive such amounts of the Base Salary, Incentive Compensation and Fringe Benefits as would have been payable to Employee under a termination without Cause under Section 4.1.2 as of the date of death or the date as of which the Company has determined in its sole discretion that Employee has become Permanently Disabled. As used in this Agreement, “Permanently Disabled” shall mean the incapacity of Employee due to illness, accident, or any other reason to perform his duties for a period of 90 calendar days, whether or not consecutive, during any 12-month period, all as determined by the Company in its sole discretion. All Company determinations as to the date and extent of incapacity of Employee shall be made by the Company’s Board of Directors, upon the basis of such evidence, including independent medical reports and data, as the Board of Directors in its sole discretion deems necessary and desirable. All such determinations of the Board of Directors shall be final.

4.3 Termination at Employee’s Election. Employee may resign from employment with the Company for any reason by providing written notice to the Company prior to the date selected for resignation. If Employee resigns from employment, Employee shall be entitled to receive only the following: (i) payment of Employee’s Base Salary through and including the date of resignation; (ii) payment of any earned but unpaid Incentive Compensation for the prior fiscal year pursuant to the terms of Section 3.2; and (iii) reimbursement of business expenses incurred prior to the date of resignation in accordance with Section 3.4.3. Except as expressly set forth in this Section 4.3, in the event Employee resigns from employment, Employee shall not be entitled to receive any Base Salary, Incentive Compensation, Fringe Benefits or other items, except that Employee may continue to participate in the Employee Benefit Plans to the extent permitted by and in accordance with the terms thereof or as otherwise required by law.

4.4 Exercise of Stock Options Upon Termination. Any options granted to Employee hereunder or pursuant to a Stock Option Plan shall cease vesting on the date of termination of Employee’s employment, except as specifically noted in Section 4.1.2(v), and, to the extent vested on the date of termination and not previously exercised or expired, may be exercised by Employee in accordance with the terms and conditions of the grant of options hereunder or the terms and conditions of such Stock Option Plan, as applicable.

5. Assignment of Intellectual Property.

5.1 Purpose of Assignment. Employee understands that: (i) the Company is engaged in a continuous program of research, development, production, and marketing in connection with its business; and (ii) it is critical for the Company to preserve and protect its “Proprietary Information” (as defined in Section 5.6 below), its rights in “Inventions” (as defined in Section 5.2 below), and in all other intellectual property rights. Accordingly, Employee enters into the Agreement as a condition of employment and continued employment with the Company, whether or not Employee is expected to create inventions or other intellectual property of value for the Company.

5.2 Disclosure of Inventions. Employee will promptly disclose in writing and in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs (whether in source code or object code), databases, mask works, innovations, ideas, concepts, discoveries, techniques, technical data, know-how, formulas, algorithms, flow charts, source code, object code, and trade secrets that Employee makes or conceives or first reduces to practice or creates, either alone or jointly with others, during the period of Employee’s employment, whether or not in the course of employment, and whether or not patentable, copyrightable, or protectable as a trade secret (the “Inventions”).

5.3 Assignment of Inventions; Work Made for Hire. Employee acknowledges and agrees that any copyrightable works prepared by Employee within the scope of employment are “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. Employee agrees that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by Employee for the Company, or (iii) relate to the Company’s business or actual or demonstrably anticipated research and development (the “Assigned Inventions”) will be the sole and exclusive property of the Company. Attached hereto as Exhibit C is a list describing all inventions, original works of authorship, developments, and trade secrets that were made by Employee prior to the date of this Agreement, that belong to Employee, and that are not assigned to the Company (“Prior Inventions”). If no such list is attached, Employee agrees that it is because no such Prior Inventions exist. Employee acknowledges and agrees that if Employee uses any of Employee’s Prior Inventions in the scope of employment, or includes them in any product or service of the Company, Employee hereby grants to the Company a perpetual, irrevocable, nonexclusive, world-wide, royalty-free license to use, disclose, make, offer for sale, sell, import, copy, distribute, perform, display, modify and create derivative works based on such Prior Inventions and to sublicense third parties with the same rights.

5.4 Assignment of Other Rights. To the extent that the Company does not own all right, title, and interest in, to, and under the Inventions, Employee agrees to assign, and does hereby irrevocably transfer and assign, to the Company: (i) all patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights anywhere in the world (both registered and unregistered) (“other intellectual property rights” includes, but not limited to, rights in databases and in any Assigned Inventions, along with any registrations of or applications to register such rights); (ii) any and all “Moral Rights” (as defined below) that Employee may have in or with respect to any Assigned Inventions; (iii) all licensing and contract rights in, to, and under any of the above; (iv) the right to all income, royalties, fees, damages, and payments payable in, to, and under any of the above; (v) the right to sue for present, past, and future infringement or misappropriation, or to otherwise enforce any rights and file any causes of action, in law and/or equity in, to, and under any of the above; and (vi) any other legal protections or rights throughout the world in, to, and under any of the above. Employee also hereby forever waives and agrees never to assert any and all Moral Rights that Employee may have in or with respect to any Assigned Inventions, even after termination of Employee’s work on behalf of the Company. “Moral Rights” means any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions or Prior Inventions licensed to Company under Section 5.3, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions or Prior Inventions licensed to Company under Section 5.3, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

To the extent that any and all of Employee’s right, title, and interest in, to, and under any intellectual property related to the Company Business (as defined in Section 6.1) have not been assigned, transferred over, set over, conveyed, and delivered to the Company or its predecessor, Venture Beverage Company, Inc., Employee hereby irrevocably assigns, transfers over, sets over, conveys, and delivers to the Company, its successors and assigns, all of Employee’s right, title, and interest in, to, and under all such intellectual property, including any and all developed by Employee while employed or otherwise connected to Venture Beverage Company, Inc.

5.5 Assistance. Employee agrees to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Employee’s obligations under this paragraph will continue beyond the termination of Employee’s employment with the Company, provided that the Company will compensate Employee at a reasonable rate after such termination for time or expenses actually spent by Employee at the Company’s request on such assistance. Employee appoints the Company’s attorneys as Employee’s attorney-in-fact to execute documents on his behalf for this purpose.

5.6 Proprietary Information. Employee understands that employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to Employee by the Company or a third party that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”). Such Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, source code, flowcharts, business strategies, financial information, forecasts, personnel information, customer lists and other customer information, vendor lists and other vendor information, internal work processes, and data.

5.7 Name and Likeness Rights. Employee hereby authorizes the Company to use, reuse, and to grant others the right to use and reuse, Employee’s name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), to the extent that materials using Employee’s name or likeness were generated during Employee’s employment and such name or likeness is only used for purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

6. Non-Competition and Confidential Information.

6.1 Assistance to Competitors. During Employee’s employment with the Company, Employee and Employee’s spouse and immediate family members shall not own a material interest in (other than up to two percent of the voting securities of a publicly traded corporation) any entity or individual that competes with the Company in the Company Business. Employee and Employee’s spouse and immediate family members will not, without the Company’s prior express written consent, engage in any other employment or business that (i) directly competes with current or future Company Business; (ii) uses any Company information, equipment, supplies, facilities or materials; or (iii) otherwise conflicts with Company Business interests or causes a potential disruption of its operations. “Company Business” shall mean the Company’s business as it is currently conducted and any other business activity in which the Company is engaged at any time during the period of Employee’s employment with the Company.

In the event of termination for Cause of Employee’s employment with the Company, all provisions in this Section 6.1 of the Agreement shall continue in effect for a term of three years from the termination date. In the event of termination, other than for Cause, of Employee’s employment with the Company, all provisions in this Section 6.1 of the Agreement shall continue in effect for a term of one year from the termination date.

6.2 Notification. Employee hereby authorizes the Company to notify third parties, including, without limitation, customers and actual or potential employers, of the terms of this Agreement and Employee’s responsibilities hereunder.

6.3 Non-Solicitation of Employees/Consultants. During Employee’s employment with the Company, Employee will not directly or indirectly solicit or otherwise take or attempt to take away employees or consultants of the Company for Employee’s own benefit or for the benefit of any other person or entity.

In the event of termination of Employee’s employment with the Company, whether for Cause or other than for Cause, all provisions in this Section 6.3 of the Agreement shall continue in effect for a term of one year from the termination date.

6.4 Non-Solicitation of Suppliers/Customers. During Employee’s employment with the Company, Employee will not directly or indirectly solicit or otherwise take away or attempt to take away customers or suppliers of the Company. Employee agrees that the non-public names and addresses of the Company’s customers and suppliers, and all other confidential information related to them, including their buying and selling habits and special needs, created or obtained during employment by Employee, constitute trade secrets, confidential information, and Proprietary Information of the Company.

In the event of termination of Employee’s employment with the Company, whether for cause or other than for cause, all provisions in this Section 6.4 of the Agreement shall continue in effect for a term of one year from the termination date.

6.5 Company Property. Upon termination of Employee’s employment with the Company at any time for any reason, or upon the Company’s request at any time and for any reason, Employee shall promptly return all such Company property to the Company, without keeping any copy of any such Company property for himself or any other entity or individual.

6.6 Confidential Information, Inventions, Non-Solicitation. At all times, both during Employee’s employment and after termination, Employee will keep and hold all Proprietary Information in strict confidence and trust. Employee will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform Employee’s duties as an employee of the Company for the benefit of the Company. Upon termination of Employee’s employment with the Company, Employee will promptly deliver to the Company all documents and materials of any nature pertaining to work with the Company and will execute the acknowledgment attached in Exhibit D confirming Employee’s agreement to honor responsibilities contained in this Agreement. Employee will not take or retain any documents or materials or copies thereof containing any Proprietary Information.

6.7 Geographic Scope of Provisions in Section 6. The provisions in this Section 6 of the Agreement shall encompass the geographic area of the entire United States, including its territories, and any other countries or subdivisions thereof where the Company conducted business or has taken reasonable steps to commence conducting business during the 12 months prior to the date of termination. If, however, any of the geographic provisions of this Agreement are determined by a court of competent jurisdiction to be unenforceable, then the geographic scope of the unenforceable provisions in this Section 6 will be interpreted to extend over the largest enforceable geographical area selectable from: the continental United States and countries where the Company conducted significant business on the date of termination, the continental United States, the United States east of the Mississippi River, the State of Florida, and the greater metropolitan Miami and Ft. Lauderdale, Florida, region.

6.8 Durational Scope of Provisions in Section 6. If any of the time provisions of this Section 6 of the Agreement are determined by a court of competent jurisdiction to be unenforceable, then the unenforceable provisions in this Section 6 will be interpreted to extend over the longest enforceable period of time (but not greater than the particular time provision) selectable from: three (3) years, two (2) years, one (1) year, nine (9) months, six (6) months, and three (3) months.

7. Representation and Warranties: No Breach of Prior Agreements. Employee represents and warrants to the Company that Employee is under no contractual or other restriction or obligation that is materially inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the rights of the Company hereunder, including, without limitation, any development, non-competition, non-disclosure or confidentiality, invention assignment, proprietary information, confidentiality or similar agreements previously entered into by Employee. Employee represents that Employee will not bring to the Company, or use in the performance of Employee’s duties for the Company, any documents or materials or intangibles of a former employer or third party (except for Venture Beverage Company, Inc.) that are not generally available to the public or have not been legally transferred to the Company.

8. Severability. In the event that any provision of this Agreement should be held to be void, voidable, unlawful, or for any reason unenforceable, the remaining provisions or portions of this Agreement shall remain in full force and effect.

9. Amendment and Waiver. No provision of this Agreement can be modified, amended, supplemented, or waived in any manner except by an instrument in writing signed by both Employee and the Chief Executive Officer, and if Employee shall be the Chief Executive Officer, than by the Chairman of the Board, and if the Employee shall be the Chairman of the Board, then by any other director, in each case only after such modification shall have been approved by the Company’s Board of Directors in its sole discretion. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of any provision of this Agreement.

10. Applicable Law. This Agreement, Employee’s employment relationship with the Company, and any and all matters or claims arising out of or related to this Agreement or Employee’s employment relationship with the Company shall be governed by, and construed in accordance with, the laws of the State of Florida, regardless of the choice of law provisions of Florida or any other jurisdiction.

11. Arbitration.

11.1 Exclusive Remedy. Except as set forth in Section 11.3, arbitration shall be the sole and exclusive remedy for any dispute, claim, or controversy of any kind or nature (a “Claim”) arising out of, related to, or connected with this Agreement, Employee’s employment relationship with the Company, or the termination of Employee’s employment relationship with the Company, including any Claim against any parent, subsidiary, or affiliated entity of the Company, or any director, officer, employee, or agent of the Company or of any such parent, subsidiary, or affiliated entity. It also includes any claim against the Employee by the Company, or any parent, subsidiary or affiliated entity of the Company.

11.2 Claims Subject to Arbitration. Excepting only claims excluded in Section 11.3 below, Section 11.1 specifically includes (without limitation) all claims under or relating to any federal, state or local law or regulation prohibiting discrimination, harassment or retaliation based on race, color, religion, national origin, sex, age, disability or any other condition or characteristic protected by law; demotion, discipline, termination or other adverse action in violation of any contract, law or public policy; entitlement to wages or other economic compensation; any Claim for personal, emotional, physical, economic or other injury; and any Claim for business torts or misappropriation of confidential information or trade secrets.

11.3 Claims Not Subject to Arbitration. This Section 11 does not preclude either party from making an application to a court of competent jurisdiction for provisional remedies (e.g., temporary restraining order or preliminary injunction). This Section 11 also does not apply to any claims by Employee: (i) for workers’ compensation benefits; (ii) for unemployment insurance benefits; (iii) under a benefit plan where the plan specifies a separate arbitration procedure; (iv) filed with an administrative agency which are not legally subject to arbitration under this Agreement; or (v) which are otherwise expressly prohibited by law from being subject to arbitration under this Agreement.

11.4 Procedure. The arbitration shall be conducted in Broward County, Florida. Any Claim submitted to arbitration shall be decided by a single, neutral arbitrator (the “Arbitrator”). The parties to the arbitration shall mutually select the Arbitrator not later than 45 days after service of the demand for arbitration. If the parties for any reason do not mutually select the Arbitrator within the 45-day period, then any party may apply to any court of competent jurisdiction to appoint a retired judge as the Arbitrator. The arbitration shall be conducted in accordance with the laws of the State of Florida, as amended, except as modified by this Agreement. The Arbitrator shall apply the substantive federal, state, or local law and statute of limitations governing any Claim submitted to arbitration. In ruling on any Claim submitted to arbitration, the Arbitrator shall have the authority to award only such remedies or forms of relief as are provided for under the substantive law governing such Claim. The Arbitrator shall issue a written decision revealing the essential findings and conclusions on which the decision is based. Judgment on the Arbitrator’s decision may be entered in any court of competent jurisdiction.

11.5 Costs. Employee shall only pay that portion of the fees and costs incurred in the arbitration (e.g., filing fees and transcript costs) that he would normally pay in the course of litigation. All other fees and costs, including the Arbitrator’s fees, shall be borne by the Company. The parties shall be responsible for their own attorneys’ fees and costs, except that the Arbitrator shall have the authority to award attorneys’ fees and costs to the prevailing party in accordance with the applicable law governing the dispute.

11.6 Interpretation of Arbitrability. The Arbitrator, and not any federal or state court, shall have the exclusive authority to resolve any issue relating to the interpretation, formation or enforceability of this Section 11, or any issue relating to whether a Claim is subject to arbitration under this Section 11, except that any party may bring an action in any court of competent jurisdiction to compel arbitration in accordance with the terms of this Section 11.

12. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. Employee shall not assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

13. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

14. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous negotiations, understandings, or agreements between the parties, whether oral or written, expressed or implied, except for the Assignment of Intellectual Property, dated as of the same date hereof.

15. Counterparts. This Agreement may be executed by the parties in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

16. Headings. The headings of sections of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by certified or registered mail or personally delivered to Employee at 10903 Blackhawk Street, Plantation, Florida 33324, or to the Company at 450 E. Las Olas Blvd., Suite 830, Ft. Lauderdale, FL 33301, Attn: Chief Executive Officer (or to such other address as the Company by notice to the Employee may designate in writing or via electronic mail from time to time).

[Signatures on Following Page]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.

PURPLE BEVERAGE COMPANY, INC.		EMPLOYEE

By:	/s/ Theodore Farnsworth	/s/ Michael W. Wallace
	Theodore Farnsworth,	Michael W. Wallace
Chief Executive Officer

EXHIBIT A
MINIMUM DUTIES AND OBLIGATIONS

EXHIBIT B
FORM OF GRANT AND VESTING SCHEDULE

(attached)

EXHIBIT C
PRIOR INVENTIONS
1. I acknowledge that I have not conceived, made, or reduced to practice (alone or jointly with others) any Inventions other than the following, which are excluded from application of this Agreement (if none, so state):

_______________________________________________________________________________.
[Specify generally to avoid disclosure of another’s confidential information]

2. I acknowledge that I have no other current or prior agreements, relationships, or commitments that conflict with this Agreement or with my relationship with the Company other than the following (if none, so state):

______________________________________________________________________________.
[Specify]

EXHIBIT D
ACKNOWLEDGMENT

[ONLY TO BE EXECUTED UPON TERMINATION OF EMPLOYMENT]

I hereby certify that I have complied with and will continue to comply with all the terms of the Employment Agreement of ____[date]____ (“Agreement”), which I signed, including the prompt reporting of all Inventions conceived or made by me that are covered by the Agreement. All capitalized terms used but not defined herein will have the meaning ascribed to them in the Agreement.

I further certify that I do not have in my possession, nor have I failed to return any Proprietary Information or copies of such information or other documents or materials, equipment or other property belonging to the Company or its clients.

I agree that, in compliance with the Agreement, I will preserve as confidential and not use any Proprietary Information, Inventions or other information that has or could have commercial value or other utility in the company’s or its clients business. I will not participate in the unauthorized disclosure of information that could be detrimental to the interests of the Company or its clients.

I further agree that, in compliance with the Agreement, for a period of one (1) year from the termination of my employment with the Company, I, my spouse, and my immediate family members will not (i) directly compete with current or future business activities conducted by the Company; (ii) uses any Company information, equipment, supplies, facilities or materials; (iii) otherwise conflicts with any of the Company’s business interests or causes a potential disruption of its operations; or (iv) directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity.

On termination of my employment with the Company, I will be employed by _____[name of new employer]_____ in its __[specify]___ division.